Exhibit 8-1

[BINGHAM MCHALE LLP LETTERHEAD]

October 29, 2008

Board of Directors

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

Re:	Merger of Lincoln Bancorp with and into First Merchants Corporation

Ladies and Gentlemen:

We have acted as special counsel to First Merchants Corporation, an Indiana corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“First Merchants”) in connection with the preparation and execution of the Agreement of Reorganization and Merger between First Merchants and Lincoln Bancorp, an Indiana corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“Lincoln”). You have requested our opinion regarding certain tax matters in connection with the proposed merger of Lincoln with and into First Merchants.

All capitalized terms herein, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

In connection with this opinion, we have relied on and have examined, and we are familiar with originals or copies of, certified or otherwise identified to our satisfaction, (i) the Merger Agreement, (ii) the Registration Statement on Form S-4 filed by First Merchants with the Securities and Exchange Commission on or about September 24, 2008, as amended (the “Registration Statement”), (iii) certain factual written representations and covenants of Lincoln and First Merchants, and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to the receipt by us prior to the effective date of the merger of Lincoln with and into First Merchants (the “Merger”) of certain factual written representations and covenants of Lincoln and First Merchants, the accuracy and truthfulness of which we shall assume and rely upon without investigation.

Board of Directors

First Merchants Corporation

October 29, 2008

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, provided that the Merger of Lincoln with and into First Merchants qualifies as a statutory merger under applicable state law, and assuming that (i) after the transaction, First Merchants, as successor of Lincoln, will hold substantially all of its assets, and (ii) in the transaction, the Lincoln shareholders will receive First Merchants stock constituting at least 50% of the value of the outstanding shares of Lincoln on the date of the Merger (as described in certain factual written representations and covenants of Lincoln and First Merchants), we are of the opinion that:

(a) the Merger will, under current law, constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that Lincoln and First Merchants will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and

(b) the discussion of U.S. federal income tax issues contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” insofar as it relates to statements of law and legal conclusions and subject to the limitations and qualifications described therein, is accurate in all material respects.

The opinions expressed herein represent our conclusions as to the application of existing federal income tax law to the facts as presented to us, and we give no assurance that changes in such law or any interpretation thereof will not affect the opinions expressed by us. Moreover, there can be no assurance that these opinions will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinions. We express no opinion on the treatment of this transaction under the income tax laws of any state or other taxing jurisdictions. We assume no obligation to advise of any changes concerning the above, whether or not deemed material, which may hereafter come or be brought to our attention.

Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. This opinion is addressed to you and is being furnished to you solely for your use in connection with the transaction that is the subject of the Merger Agreement. We assume no professional responsibility to any other person or entity. Accordingly,

Board of Directors

First Merchants Corporation

October 29, 2008

the opinions expressed herein are not to be utilized or quoted by, delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority, or for any other purpose, without the prior written consent of this firm.

We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Merger, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ BINGHAM MCHALE LLP